QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

GP Investments Acquisition Corp.
150 E. 52nd Street, Suite 5003
New York, New York 10022

        Re:    United States Federal Income Tax Considerations

Ladies and Gentlemen:

        We have acted as counsel to GP Investments Acquisition Corp., a Cayman Islands exempted company ("GPIA"), in connection with the Agreement and Plan of Merger dated April 19, 2016 (the "Merger Agreement") by and among GPIA, Let's Go Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of GPIA ("Let's Go"), WKI Holding Company, Inc., a Delaware corporation ("World Kitchen"), and, solely in its capacity as the initial Holder Representative (as defined in the Merger Agreement), WKI Group, LLC, a Delaware limited liability company (the "Holder Representative"), which, among other things, provides for GPIA's domestication from a Cayman Islands exempted company to a Delaware corporation in accordance with Section 338 of the Delaware General Corporation Law, as amended (the "DGCL") and Article 206 of the Cayman Islands Companies Law (2013 Revision) (the "Domestication"). This opinion is being delivered in connection with the Registration Statement (File No. 333-211355) of GPIA on Form S-4 filed on May 13, 2016 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the "Registration Statement"). Capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

        In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately and completely reflect the material facts of such transactions. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by GPIA, including the accuracy and completeness of all representations and covenants set forth in letter dated as of the date hereof from an officer of GPIA (the "Officer's Certificate"). For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, including as of the Effective Time, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by GPIA, including those set forth in the Officer's Certificate.

        For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

        Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the "Service"), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

        Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading "U.S. Federal Income Tax Considerations," we are of the opinion that, for United States federal income tax purposes, the Domestication should qualify as a "reorganization" within the meaning of Section 368(a)(1)(F) of the Code, and accordingly, U.S. Holders generally should not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, subject to the application of Section 367 of the Code and the passive foreign investment company rules. We express no opinion on the potential U.S. federal income tax consequences of such provisions.

        Except as expressly set forth above, we express no other opinion. This opinion has been prepared in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent.

        This opinion is being delivered prior to the consummation of the Domestication and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

        In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the headings "U.S. Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

QuickLinks

  Exhibit 8.1